EXHIBIT 99.1

Hi-Tech Pharmacal Reports Financial Results for the Second Fiscal Quarter Ended October 31, 2006

AMITYVILLE, N.Y. - December 7, 2006 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended October 31, 2006.

For the three months ended October 31, 2006, the Company reported net sales of $16.3 million, a decrease of 25% from $21.6 million for the same period last year.

During the quarter ended October 31, 2006, net sales of generic pharmaceutical products were $12.3 million, a decrease of 30% compared to $17.6 million for the same fiscal 2005 period.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 22% to $3.7 million for the three months ended October 31, 2006 largely due to sales of the Zostrix® line of products and increased sales of Diabetic Tussin® which included the launch of two new products.

Sales of branded prescription products totaled $0.3 million, down from $1.0 million in the comparable period the prior year due to decreased sales of Naprelan® which had increased factory sales of the 500 mg strength in advance of an announced price increase in the prior period.

Cost of sales decreased to $9.1 million, but increased as a percentage of net sales to 56%, for the three months ended October 31, 2006 from $10.0 million, or 46% of net sales, for the three months ended October 31, 2005. The increase as a percentage of sales is due to decreased unit sales of higher margin products and pricing pressures which lowered margins on higher margin products. The Company adopted FAS 123(R) this year, and cost of sales includes $0.3 million of option related expense in the period ended October 31, 2006.

Research and product development costs for both the periods ended October 31, 2006 and October 31, 2005 were $0.9 million. Included for the October 31, 2006 period is $0.1 million of expense related to stock options.

Selling, general and administrative expense for each of the periods ended October 31, 2006 and October 31, 2005 were $6.1 million. This was primarily the result of decreased legal expenses and commission expenses which were partially offset by $0.5 million of expenses relating to stock options in the October 31, 2006 period.

Net income decreased to $0.4 million from $3.1 million and fully diluted earnings per share decreased to $0.03 compared to $0.23 for the same fiscal quarter last year. The Company incurred a $0.4 million expense, or $0.03 per share, net of tax benefit, due to the adoption of FAS 123(R) this period.

David Seltzer, President and CEO, commented: “While we experienced another challenging quarter, primarily due to continued pricing pressure on some of our generic products, we remain very optimistic about our future. We have several new products slated for shipment in the coming quarters which we believe will positively affect the Company’s sales.”

Hi-Tech currently has thirteen products awaiting approval at the FDA. These products target brand sales of over $2.0 billion. In addition to these products awaiting approval at the FDA, Hi-Tech has twenty products in active development targeting brand sales of over $1.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company’s management believes that net sales will be essentially unchanged for fiscal year 2007 compared to the prior fiscal year. The Company’s ability to meet the forecast depends on such factors as the timing of new product launches, regulatory approvals, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Six Months		Three Months
	10/31/2006	10/31/2005	10/31/2006	10/31/2005
Net sales	$27,579,000	$37,046,000	$16,261,000	$21,619,000
Cost of goods sold	16,244,000	17,198,000	9,083,000	9,988,000

Gross profit	11,335,000	19,848,000	7,178,000	11,631,000

Selling, general, administrative expenses	11,497,000	11,683,000	6,103,000	6,076,000
Research & product development costs	2,146,000	1,580,000	857,000	943,000
Contract research (income)	(32,000)		(32,000)
Interest expense	9,000	10,000	6,000	5,000
Interest (income) and other	(894,000)	(521,000)	(431,000)	(257,0000)
Total	$12,726,000	$12,752,000	$6,503,000	$6,767,000

(Loss) Income before income taxes	(1,391,000)	7,096,000	675,000	4,864,000
Provision for income taxes	(841,000)	2,625,000	266,000	1,799,000

Net (loss) income	$(550,000)	$4,471,000	$409,000	$3,065,000

Basic net earnings per common share	$(0.05)	$0.38	$0.03	$0.26

Diluted net earnings per common share	$(0.05)	$0.34	$0.03	$0.23

We Weighted average shares outstanding:
Basic	12,134,000	11,786,000	12,079,000	11,856,000
Effect of potential common shares		1,461,000	872,000	1,416,000
Diluted	12,134,000	13,247,000	12,951,000	13,272,000